FORBEARANCE AND

NOTE MODIFICATION AGREEMENT

THIS FORBEARANCE AND NOTE MODIFICATION AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of November, 2009, by and among FNDS3000 CORP., a Delaware corporation (the “Issuer”), and SHERINGTON HOLDINGS, LLC, a Georgia limited liability company (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Purchaser entered into that certain Amended and Restated Note Purchase Agreement dated as of December 1, 2008 (as amended or otherwise modified from time to time, the “Purchase Agreement”), and in connection therewith, the Issuer executed and delivered in favor of the Purchaser that certain Amended and Restated Secured Convertible Promissory Note, dated December 1, 2008 (the “Original Promissory Note”), which Original Promissory Note evidenced the obligation of the Issuer to repay loans to the Purchaser in the aggregate principal amount of $1,000,000 (the “Loans”); and

WHEREAS, the Issuer and the Purchaser entered into that certain First Amendment to Amended and Restated Note Purchase Agreement dated as of July 1, 2009 (the “First Amendment”), and in connection therewith, the Issuer executed and delivered in favor the Purchaser that certain Second Amended and Restated Secured Convertible Promissory Note, dated July 1, 2009 (the “Promissory Note”), which re-evidenced the Loans; and

WHEREAS, pursuant to the terms of Section 4(v) of the Purchase Agreement, the Issuer agreed that it would, or would cause its subsidiaries to, issue and distribute in South Africa a minimum of one hundred thousand (100,000) prepaid debit cards by not later than September 30, 2009, and the Issuer has not complied with such requirement, and as a result thereof, an Event of Default exists under Section 4(c) of the Promissory Note (the “Specified Default”); and

WHEREAS, as a result of the Specified Default, the Purchaser is entitled to exercise all of its rights and remedies under the Promissory Note; and

WHEREAS, the Issuer has requested that Purchaser temporarily forbear from exercising certain of its rights and remedies with respect to the Specified Default until January 31, 2010, during which time the Issuer will attempt to issue and distribute, or cause its subsidiaries to issue and distribute, the minimum number of prepaid debit cards as required by Section 4(v) of the Purchase Agreement; and

WHEREAS, the Purchaser is willing to grant such temporary forbearance, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Promissory Note.

2. Acknowledgements by Issuer.

(a) Specified Default. The Issuer acknowledges that the Specified Default remains in effect as of the date hereof, and that the Purchaser has not waived nor agreed to waive such Specified Default. The Issuer further acknowledges and agrees that, because of the Specified Default, the Purchaser is entitled to exercise all of its rights and remedies available under the Promissory Note or any other Transaction Documents.

(b) Claims and Liens. Issuer hereby acknowledges and agrees that (i) as of the close of business on the date hereof, the outstanding principal balance of the Loan is $1,000,000, and the amount of accrued and unpaid interest owing in respect of the Loan is $            , and (ii) all Obligations of Issuer to the Purchaser are secured by validly perfected first priority security interest in all of the assets of the Issuer.

3. Forbearance Period. Effective upon satisfaction of the conditions set forth in paragraph 5 below, and in reliance upon the representations, warranties, agreements and covenants of the Issuer set forth herein, the Purchaser agrees to forbear, until the earlier of (a) the date on which an Event of Default (other than the Specified Default) occurs or arises under the Promissory Note, and (b) January 31, 2010 (the earlier of such dates being the the “Forbearance Termination Date”), from exercising its rights and remedies under the Promissory Note and the Transaction Documents as a result of the Specified Default. The Purchaser reserves its rights and remedies at all times with respect to any Event Default under the Promissory Note and the other Transaction Documents, any other related agreement, document or instrument or this Agreement other than the Specified Default, whether presently existing or occurring hereafter. If Issuer shall, or shall cause its subsidiaries to, issue and distribute to its corporate customers in South Africa at least one hundred thousand (100,000) prepaid debit cards on or prior to the Forbearance Termination Date (determined for the period commencing on July 1, 2009), then the Specified Default shall be automatically waived by the Purchaser. At any time on or after the Forbearance Termination Date, unless the Specified Default shall have been waived in accordance with the immediately preceding sentence, the Purchaser may exercise any of its rights and remedies under or with respect to the Transaction Documents, the related agreements, documents and instruments or this Agreement, whether relating to the Specified Default or otherwise.

4. Amendments to Promissory Note. Effective upon satisfaction of the conditions set forth in paragraph 5 below, and in reliance upon the representations, warranties, agreements and covenants of the Issuer set forth herein, the Promissory Note is hereby amended as follows:

(a) The second sentence of the first full paragraph of the Promissory Note (after the legend at the top of the first page thereof) is hereby amended and restated in its entirety to read as follows:

All unpaid principal, together with any then unpaid and accrued Interest and other amounts payable hereunder, shall be due and payable on the earlier of: (i) the close of business on February 28, 2010, or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts become due and payable to Purchaser in accordance with the terms hereof (the earliest of such dates being hereinafter referred to as the “Maturity Date”).

(b) The first sentence of Section 6(a) of the Promissory Note is hereby amended and restated in its entirety to read as follows:

Purchaser shall have the right from and after the date of the issuance of this Note and then at any time until payment in full of this Note has been tendered to, and accepted by, the Purchaser, to convert any outstanding and unpaid principal portion of this Note, and accrued Interest on such portion, at the election of the Purchaser (the date of such conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Issuer into which such Common Stock shall hereafter be changed or reclassified, at the conversion price of fifteen cents (US$0.15) per share (the “Conversion Price”).

(c) Section 6(b)(ii) of the Promissory Note is hereby amended and restated in its entirety to read as follows:

(ii) Accrued Interest, Etc. Issuer will pay to Purchaser converting this Note any accrued but unpaid Interest on the principal amount so converted (to the extent such accrued and unpaid Interest is not converted) up to and including the Conversion Date.

(d) Section 7 of the Promissory Note is hereby amended and restated in its entirety to read as follows:

7. No Right of Redemption or Prepayment. This Note may not be redeemed or prepaid prior to February 28, 2010 without the prior written consent of Purchaser, which may be granted or refused in the Purchaser’s sole discretion.

5. Effectiveness. The forbearance provided in paragraph 3 of this Agreement, and the amendments to the Promissory Note provided in paragraph 4 of this Agreement, shall become effective upon satisfaction of the following conditions:

(a) The Issuer shall have executed and delivered this Agreement to the Purchaser.

(b) All of the conditions to the obligation of the Purchaser to purchase the “First Closing Investor Shares” at the “First Closing” (as such terms are defined in the Securities Purchase Agreement, dated as of the date hereof, between the Purchaser and the Issuer (as amended or otherwise modified from time to time, the “Securities Purchase Agreement”), provided in Section 6(a) of the Securities Purchase Agreement, shall have been satisfied.

6. Reaffirmation of Transaction Documents. The Issuer hereby represents and warrants that the facts set forth in the recitals to this Agreement are true and correct, and hereby restates, ratifies, and reaffirms each and every term, condition, representation and warranty heretofore made by it under or in connection with the execution and delivery of the Purchase Agreement, the Promissory Note and each other security agreement and other agreements, document and instrument executed and delivered by the Issuer from time to time in connection therewith, as fully as though such representations and warranties had been made on the date hereof and with specific reference to this Agreement, and the Issuer hereby further acknowledges and agrees that the Transaction Documents and the related security agreement and other agreements, documents and instruments, and all terms, conditions, covenants, agreements and other provisions thereof remain in full force and effect as originally written, without waiver or modification (except as expressly set forth herein) and are hereby ratified and confirmed, and shall continue to constitute the legal, valid and binding and enforceable obligation of the Issuer to the Purchaser.

7. No Event of Default; No Offset, Counterclaim. To induce the Purchaser to enter into this Agreement, the Issuer hereby (a) represents and warrants that, as of the date hereof and after giving effect to the terms hereof, there exists no Event of Default under the Promissory Note except for the Specified Default; (b) acknowledges and agrees that no right of offset, defense, counterclaim, claim, causes of action or objection in favor of the Issuer against the Purchaser exists arising out of or with respect to any of the Transaction Documents, the related guaranties, agreements, documents and instruments, the obligations of the Issuer thereunder, or with respect to the administration or funding of the Loan, or under any other facts or circumstances whatsoever; and (c) releases, acquits, remises and forever discharges the Purchaser and its affiliates and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at law or in equity, whether now accrued or hereafter maturing, and whether known or unknown, which the Issuer now or hereafter may have by reason of any manner, cause or things to and including the date of this Agreement with respect to matters arising out of or with respect to the Transaction Documents, the related guaranties, agreements, documents and instruments, the obligations of the Issuer thereunder, or any other arrangement or relationship between the Purchaser and the Issuer.

8. Miscellaneous. The Issuer agrees to take such further action as the Purchaser shall request in connection herewith to evidence the agreements herein contained. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, other than its laws respecting choice of law. Each of the Transaction Documents and the related guaranties, agreements, documents and instruments shall be and remain in full force and effect, and shall constitute the legal, valid, binding and enforceable obligations of the Issuer to the Purchaser.

9. No Amendment or Waiver. The Issuer acknowledges that (a) the Purchaser has not agreed to (and has no obligation whatsoever to discuss, negotiate or agree to) any other restructuring, modification, amendment, waiver or forbearance with respect to the Transaction Documents or the obligations of the Issuer thereunder or relating thereto, (b) no understanding with respect to any restructuring, modification, amendment, waiver or forbearance with respect to the Transaction Documents or the obligations of the Issuer thereunder or relating thereto shall constitute a legally binding agreement or contract, or have any force or effect whatsoever, unless and until reduced to writing and signed by authorized representatives of each party hereto, and (c) the execution and delivery of this Agreement has not established any course of dealing between the parties hereto or created any obligation or agreement of the Purchaser with respect to any future restructuring, modification, amendment, waiver or forbearance with respect to the Transaction Documents or the obligations of the Issuer thereunder or relating thereto.

IN WITNESS WHEREOF, Issuer and Purchaser have caused their duly authorized officers to set their hands and seals as of the day and year first above written.

“ISSUER”

FNDS3000 CORP.

By:		/s/ John Watson
	Name:	John Watson
	Title:	Executive Vice President

Attest:		/s/ Joseph F. McGuire
	Name:	Joseph F. McGuire
	Title:	Chief Financial Officer

[CORPORATE SEAL]

“PURCHASER”

SHERINGTON HOLDINGS, LLC.

By:		/s/ Raymond Goldsmith
	Name:	Raymond Goldsmith
	Title:	Chairman